                                      EX-11

                      SYRATECH CORPORATION AND SUBSIDIARIES
          COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                            Three Months Ended September 30,      Nine Months Ended September 30,
                                                         ---------------------------------------  ------------------------------

                                                           1999               1998            1999              1998
                                                           ----               ----            ----              ----
BASIC AND DILUTED INCOME (LOSS) PER SHARE:

Net income (loss) per common share  .................          $ 1.22             $ 1.15          $ (2.23)         $ (2.38)
                                                         =============      =============    =============     ============

Weighted average number of shares outstanding  ......           3,784              3,784            3,784            3,784
                                                         =============      =============    =============     ============
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